Exhibit 21.1

LIST OF SUBSIDIARIES

CW PETROLEUM CORP

CW Petroleum Corp, a Wyoming corporation, has the following subsidiaries:

1.	CW Petroleum Corp, a Texas corporation (wholly-owned).